UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

August 30, 2007

Date of Report (Date of earliest event reported)

APPLERA CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	001-04389	06-1534213
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

301 Merritt 7 Norwalk, Connecticut	06851
(Address of principal executive offices)	(Zip Code)

(203) 840-2000

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

ASR Transaction.    As previously announced on August 8, 2007, the Board of Directors of Applera Corporation (“Applera”) increased to $1.2 billion its current authorization to repurchase shares of Applera Corporation-Applied Biosystems Group Common Stock (the “AB Stock”). Pursuant to the authorization, Applera may purchase shares of AB Stock through open market purchases, privately negotiated transactions, tender offers, exchange offers, or otherwise at prices deemed appropriate by management. The $1.2 billion authorization is in addition to an authorization to repurchase shares to replenish shares issued under our various employee stock benefit plans.

Pursuant to the $1.2 billion authorization, on August 30, 2007, Applera entered into a Confirmation (the “Confirmation”) with Morgan Stanley & Co., Incorporated (“Morgan Stanley”) relating to a Fixed Dollar Collared Accelerated Share Repurchase Transaction (the “ASR Transaction”). The ASR Transaction was announced in a press release issued by Applera on August 31, 2007, a copy of which is attached hereto as Exhibit 99.1 and incorporated by reference herein.

Pursuant to the Confirmation, Applera will purchase a variable number of shares of AB Stock from Morgan Stanley for an aggregate purchase price of $600 million. The final per share purchase price and the number of shares to be repurchased will be based on a discount to the volume weighted average price (“VWAP”) of the AB Stock over a specified period of time, with a price cap and a price floor based on Morgan Stanley’s initial hedge price. In addition, Applera will have no obligation to pay any further market purchase price adjustment under the program. At the end of the specified period, Applera may receive additional shares should the VWAP for the period be below the cap price.

Morgan Stanley and its affiliates have performed, and are currently performing, various commercial banking and other financial advisory services for Applera and its subsidiaries for which they have received, and will receive, customary fees and expenses.

Agreement to Acquire Berkeley HeartLab, Inc.    On August 31, 2007, Applera entered into an Agreement and Plan of Merger by and among Applera, Barolo Acquisition, Inc. (a wholly-owned subsidiary of Applera), Berkeley HeartLab, Inc. (“BHL”), and James Caccavo, as a Shareholder Representative, pursuant to which Applera’s Celera Group will acquire BHL for approximately $195 million in cash, subject to reduction for certain BHL transaction costs. The transaction will be completed as a reverse triangular merger (the “Merger”), and after the Merger BHL will be a wholly-owned subsidiary of Applera. The transaction is subject to the receipt of Hart-Scott-Rodino antitrust clearance and other customary closing conditions, and is expected to close during the second quarter of Applera’s 2008 fiscal year. The transaction was announced and further described in a press release issued by Applera and BHL on September 4, 2007, a copy of which is attached hereto as Exhibit 99.2 and incorporated by reference herein.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

The following exhibits are filed with this Report:

Exhibit No.	Description

99.1	Press release issued August 31, 2007, with respect to the ASR Transaction.

99.2	Press release issued September 4, 2007, with respect to the Merger.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

APPLERA CORPORATION

By:	/s/ Thomas P. Livingston
Thomas P. Livingston
Vice President and Secretary

Dated: September 6, 2007

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press release issued August 31, 2007, with respect to the ASR Transaction.

99.2	Press release issued September 4, 2007, with respect to the Merger.